CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges            Exhibit (12) (i)(i)
and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                          2004                               Year Ended December 31,
                                              ------------------------------   ----------------------------------------------------
                                              3 Months  6 Months   12 Months
                                               Ended      Ended      Ended
                                              June 30    June 30    June 30      2003       2002     2001 (1)     2000       1999
                                              --------  --------   ---------   --------   --------   --------   --------   --------
   Earnings: ($000)
A.     Net Income                             $ 6,962   $ 23,450   $ 39,975    $ 38,875   $ 32,524   $ 44,178   $ 52,595   $ 51,881
B.     Federal & State Income Tax               5,407     17,261     28,781      26,981     21,690     (7,637)    37,150     28,144
                                              -------   --------   --------    --------   --------   --------   --------   --------
C.     Earnings before Income Taxes           $12,369   $ 40,711   $ 68,756    $ 65,856   $ 54,214   $ 36,541   $ 89,745   $ 80,025
                                              =======   ========   ========    ========   ========   ========   ========   ========
D.     Fixed Charges
            Interest on Mortgage Bonds             --         --         68         570      2,136      5,211     11,342     13,057
            Interest on Other Long-Term Debt    2,909      5,740     11,187      10,699      9,819     10,446     12,864     11,094
            Other Interest (2)                  1,888      3,876      8,903       9,828     11,772     11,820      6,251      4,860
            Interest Portion of Rents             359        551        952         768        749        801        962        993
            Amortization of Premium &
               Expense on Debt                    276        547      1,058       1,159      1,249      1,350      1,170        993
                                              -------   --------   --------    --------   --------   --------   --------   --------
              Total Fixed Charges             $ 5,432   $ 10,714   $ 22,168    $ 23,024   $ 25,725   $ 29,628   $ 32,589   $ 30,997
                                              =======   ========   ========    ========   ========   ========   ========   ========

E.     Total Earnings                         $17,801   $ 51,425   $ 90,924    $ 88,880   $ 79,939   $ 66,169   $122,334   $111,022
                                              =======   ========   ========    ========   ========   ========   ========   ========

   Preferred Dividend Requirements:
F.     Allowance for Preferred Stock
            Dividends Under IRC Sec 247 (2)   $   242   $    485   $    970    $  1,387   $  2,161   $  3,230   $  3,230   $  3,230
G.     Less Allowable Dividend Deduction          (32)       (64)      (127)       (127)      (127)      (127)      (127)      (127)
                                              -------   --------   --------    --------   --------   --------   --------   --------
H.     Net Subject to Gross-up                    210        421        843       1,260      2,034      3,103      3,103      3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income (C/A)           1.777      1.736      1.720       1.694      1.667      0.827      1.706      1.542
                                              -------   --------   --------    --------   --------   --------   --------   --------
J.     Pref. Dividend (Pre-tax) (H x L)           373        731      1,450       2,134      3,391      2,566      5,294      4,785
K.     Plus Allowable Dividend Deduction           32         64        127         127        127        127        127        127
                                              -------   --------   --------    --------   --------   --------   --------   --------
L.     Preferred Dividend Factor                  405        795      1,577       2,261      3,518      2,693      5,421      4,912
M.     Fixed Charges (D)                        5,432     10,714     22,168      23,024     25,725     29,628     32,589     30,997
                                              -------   --------   --------    --------   --------   --------   --------   --------
N.     Total Fixed Charges and Preferred
            Dividends                         $ 5,837   $ 11,509   $ 23,745    $ 25,285   $ 29,243   $ 32,321   $ 38,010   $ 35,909
                                              =======   ========   ========    ========   ========   ========   ========   ========

O.     Ratio of Earnings to Fixed Charges
            (E/D)                                3.28       4.80       4.10        3.86       3.11       2.23       3.75       3.58
                                              =======   ========   ========    ========   ========   ========   ========   ========
P.     Ratio of Earnings to Fixed Charges
       and Preferred Dividends (E/N)             3.05       4.47       3.83        3.52       2.73       2.05       3.22       3.09
                                              =======   ========   ========    ========   ========   ========   ========   ========

(1) The reduction in the ratios reflects the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities, including the recording of a significant amount of federal investment income tax credits.

(2) Reflects SFAS 150 reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.